Exhibit 12.2


                      ConAgra Foods, Inc. and Subsidiaries
           Computation of Pro Forma Ratio of Earnings to Fixed Charges
                                  (in millions)

                                                                                                Thirteen
                                                                                             weeks ended     Fiscal Year
                                                                                               August 25,   ended May 26,
                                                                                                  2002          2002
Fixed charges as defined:
Interest expense...................................................................         $       88.8    $      416.1
Capitalized interest...............................................................                  2.1             5.7
Interest in cost of goods sold.....................................................                  2.6            20.6
Preferred distributions of subsidiary..............................................                  2.2            25.1
One-third of noncancelable lease rent..............................................                  9.6            43.1
                                                                                            ------------    ------------
Total fixed charges (A)............................................................                105.3           510.6
                                                                                            ============    ============


Earnings as defined:
Pretax income after elimination of undistributed earnings
    of equity method investees.......................................................       $      311.6    $    1,109.1
Add fixed charges....................................................................              105.3           510.6
Less capitalized interest............................................................               (2.1)           (5.7)
                                                                                           --------------   -------------
Earnings and fixed charges (B).......................................................              414.8         1,614.0
                                                                                            =============   =============
Pro forma ratio of earnings to fixed charges* (B/A)..................................                3.9             3.2



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*    This pro  forma  ratio  gives  effect  as of the  beginning  of the  period presented to ConAgra Foods, Inc.'s sale of a controlling interest in its fresh beef and pork operations to Swift Foods Company, a venture led by Hicks, Muse, Tate & Furst Incorporated and Greeley Investments, LLC (an affiliate of George N. Gillett, Jr.), on September 19, 2002. The sale was assumed to occur as of the beginning of the period presented, as reflected in the unaudited pro forma combined condensed financial statements of ConAgra Foods, Inc., which give effect to the sale. ConAgra Foods, Inc.'s unaudited pro forma combined condensed financial statements were previously filed as Exhibit 99.1 to ConAgra Foods, Inc.'s Current Report on Form 8-K dated September 19, 2002.